Exhibit (d)(9)

AMENDMENT TO
INVESTMENT ADVISORY AGREEMENT

This Amendment dated as of April 26, 2016 (this “Amendment”) is to the Investment Advisory Agreement dated September 8, 2015 (the “Agreement”), by and between ALPS Series Trust (the “Trust”), organized as a Delaware statutory trust, on behalf of the funds listed in APPENDIX A hereto, as may be amended from time to time (the “Funds”), each a series of the Trust, and Clarkston Capital Partners, LLC, a Michigan limited liability company (the “Adviser”).

WHEREAS, the Trust and the Adviser wish to amend the Agreement in certain respects as more fully set forth below effective as of the date of this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.         Effective as of April 26, 2016, Section 3 (Compensation of the Adviser) of the Agreement is deleted in its entirety and replaced with the following:

3.            Compensation of the Adviser.  The Clarkston Partners Fund will pay to the Adviser an investment advisory fee equal to an annualized rate of 0.80% of the average daily net assets of the Clarkston Partners Fund.  The Clarkston Fund will pay to the Adviser an investment advisory fee equal to an annualized rate of 0.50% of the average daily net assets of the Clarkston Fund.  The Clarkston Founders Fund will pay to the Adviser an investment advisory fee equal to an annualized rate of 0.75% of the average daily net assets of the Clarkston Founders Fund.  The Clarkston Select Fund will pay to the Adviser an investment advisory fee equal to an annualized rate of 0.50% of the average daily net assets of the Clarkston Select Fund.  These investment advisory fees shall be calculated as of the last business day of each month based upon the average daily net assets of each fund determined in the manner described in each Fund’s Prospectus and/or Statement of Additional Information, and shall be paid to the Adviser by the Funds as soon as practicable after the last day of each month.

2.         Effective as of April 26, 2016, an APPENDIX A – LIST OF FUNDS attached hereto and incorporated by reference herein is added to the Agreement.

3.         Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

ALPS SERIES TRUST, on behalf of the Funds

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

CLARKSTON CAPITAL PARTNERS, LLC

By:	/s/ Jeffrey A. Hakala
Name:	Jeffrey A. Hakala
Title:	CIO

APPENDIX A

LIST OF FUNDS

Clarkston Partners Fund
Clarkston Fund
Clarkston Founders Fund
Clarkston Select Fund
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